Exhibit 99.3

Unaudited Pro Forma Condensed Combined Statement of Income and Accompanying Notes

On October 9, 2018, in connection with Comcast Corporation’s (“Comcast”, the “Company” or “we”) offer to acquire the share capital of Sky Limited (formerly Sky plc) (“Sky”), we acquired a controlling interest in Sky through a series of purchases of Sky shares at our offer price of £17.28 per Sky share. In the fourth quarter of 2018, we acquired the remaining Sky shares and now own 100% of Sky’s equity interests (the “Acquisition”). Total cash consideration for the Acquisition was £30.2 billion (approximately $39.4 billion using the exchange rates on the purchase dates).

Sky is one of Europe’s leading entertainment companies whose operations primarily include a direct-to-consumer business, providing video, high-speed internet, voice and wireless phone services, and a content business, operating entertainment networks, the Sky News broadcast network and Sky Sports networks.

To finance the Acquisition, we:

•	issued $27.0 billion aggregate amount of senior unsecured fixed and floating rate notes that will mature between 2020 and 2058,

•	borrowed £6.6 billion ($8.7 billion using the exchange rates on the dates of borrowings) under a £7.0 billion unsecured sterling-denominated term loan credit agreement, and

•	borrowed $3.0 billion under a $3.0 billion unsecured dollar-denominated term loan credit agreement.

The remaining cash consideration was funded using cash on hand. As of October 9, 2018, Sky had outstanding indebtedness that was consolidated in our financial statements with an aggregate fair value amount of approximately $11 billion using the exchange rate as of such date.

The unaudited pro forma condensed combined statement of income (“pro forma statement of income”) has been prepared based on the historical financial statements of Comcast and Sky and is intended to provide you with information about how the Acquisition and related financings might have affected our historical income statements. The pro forma statement of income for the year ended December 31, 2018 combines the historical consolidated statement of income of Comcast for the twelve months ended December 31, 2018, derived from the Comcast’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on January 31, 2019, with the respective historical consolidated income statement information of Sky, as indicated below, as if the Acquisition had occurred on January 1, 2017.

The historical financial information of Sky for the period January 1, 2018 through October 8, 2018 in the pro forma statement of income was derived by subtracting the historical unaudited condensed consolidated income statement of Sky for the six months ended December 31, 2017 from the historical consolidated audited income statement of Sky for the year ended June 30, 2018 to obtain the period January 1, 2018 through June 30, 2018, which was then added to the unaudited condensed consolidated income statement for the three months ended September 30, 2018, as filed in this Current Report on Form 8-K/A, as well as the historical unaudited consolidated financial information of Sky for the period from October 1, 2018 through October 8, 2018 derived from its accounting records. The results of Sky for the period October 9, 2018 through December 31, 2018 are included in the Comcast’s historical consolidated statement of income within its Annual Report on Form 10-K for the twelve months ended December 31, 2018.

The pro forma statement of income should be read in conjunction with the accompanying notes and:

•	the historical audited financial statements of Comcast Corporation for the year ended December 31, 2018, included in Comcast’s Annual Report on Form 10-K filed with the SEC on January 31, 2019;

•	the historical audited financial statements of Sky for the year ended June 30, 2018, included in exhibit 99.1 of Comcast’s Current Report on Form 8-K/A filed on December 18, 2018,

•	the historical unaudited financial statements of Sky for the three months ended September 30, 2018, included in exhibit 99.2 in this Current Report on Form 8-K/A.

A pro forma balance sheet is not presented since the Acquisition is reflected in Comcast’s audited consolidated balance sheet as of December 31, 2018, which was included in Comcast’s Annual Report on Form 10-K for the period ended December 31, 2018.

The pro forma statement of income is presented using the acquisition method of accounting, with Comcast as the acquirer. The pro forma statement of income is presented for informational purposes only. It has been prepared in accordance with Article 11 of Regulation S-X of the SEC and is not necessarily indicative of what our results of operations actually would have been had we completed the Acquisition as of the date indicated, nor does it purport to project the future operating results of the combined company. The pro forma statement of income is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Acquisition.

Comcast Corporation

Unaudited Pro Forma Condensed Combined Statement of Income

For the Twelve Months Ended December 31, 2018

in millions (USD) except per share data	Historical		IFRS to U.S. GAAP Adjustments (Note 3)		Financing Adjustments (Note 4)		Purchase Accounting Adjustments (Note 5)		Pro Forma Combined
	Comcast (Note 1)	Sky (Note 2)
Revenue	$94,507	$14,598	$591	3a, 3b	$—		$(178)	5h, 5i	$109,518
Costs and Expenses:
Programming and production	29,692	6,921	47	3b			(462)	5d, 5h, 5i	36,198
Other operating and administrative	28,094	4,849	581	3a, 3b			(577)	5c, 5h, 5i	32,947
Advertising, marketing and promotion	7,036	1,135	19	3b			(8)	5i	8,182
Depreciation	8,281	571					91	5a	8,943
Amortization	2,736	681	(68)	3b			827	5b	4,176
Other operating gains	(341)								(341)

Total costs and expenses	75,498	14,157	579		—		(129)		90,105

Operating income	19,009	441	12				(49)		19,413
Interest (expense) income	(3,542)	(287)	12	3b	(997)	4a	53	5f	(4,761)
Investment and other income (loss), net	(225)	947	(64)	3b					658

Income (loss) before income taxes	15,242	1,101	(40)		(997)		4		15,310
Income tax (expense) benefit	(3,380)	37	8	5e	209	4b	124	5e	(3,002)

Net income (loss)	11,862	1,138	(32)		(788)		128		12,308
Less: Net income (loss) attributable to noncontrolling interest and redeemable subsidiary preferred stock	131	1							132

Net income (loss) attributable to Comcast Corporation	$11,731	$1,137	$(32)		$(788)		$128		$12,176

Basic earnings per common share attributable to Comcast Corporation shareholders	$2.56								$2.66	5g
Diluted earnings per common share attributable to Comcast Corporation shareholders	$2.53								$2.62	5g

Notes to Unaudited Pro Forma Condensed Combined Statement of Income

1. Basis of Presentation

The accompanying pro forma statement of income of Comcast is based on the historical financial statements of Comcast and Sky after giving effect to the Acquisition, related financings and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The pro forma statement of income is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Acquisition. The pro forma statement of income does not reflect non-recurring expenses directly attributable to the Acquisition, including fees to attorneys, accountants and other professional advisors, and other transaction-related costs.

The historical consolidated financial statements of Comcast are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are shown in U.S. dollars. The historical consolidated financial statements of Sky are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and are translated into U.S. dollars. The revenue and expenses were translated using average exchange rates for the periods noted.

2. Sky Historical Financial Statements

Sky historical balances were derived from Sky’s historical financial statements described in the introduction and are presented under IFRS and converted from British pounds to U.S. dollars based on historical exchange rates. The historical unaudited income statement of Sky for the period January 1, 2018 through October 8, 2018 was translated using the average exchange rate of $1.35 $/£.

The historical balances reflect certain reclassifications of Sky’s income statement categories to conform to Comcast’s presentation and are summarized below:

Sky Financial Statement Line	Sky Historical Amount	Comcast Financial Statement Line
(in millions)
Income Statement for the period January 1, 2018 through October 8, 2018
Operating expense	$6,921	Programming and production
Operating expense	$4,849	Other operating and administrative
Operating expense	$1,135	Advertising, marketing and promotion
Operating expense	$571	Depreciation
Operating expense	$681	Amortization

Following the Acquisition, Sky is presented as a separate reportable segment in Comcast’s consolidated financial statements. Comparability of Sky’s results for the twelve months ended December 31, 2018 was affected by contract termination costs and costs related to a settlement totaling $231 million, as well as a gain on the sale of an investment of approximately $845 million.

3. IFRS to U.S. GAAP Adjustments

IFRS differs in certain respects from U.S. GAAP. The following adjustments have been made to align Sky’s historical accounting policies under IFRS to Comcast’s accounting policies under U.S. GAAP for purposes of this pro forma presentation.

a)	Advertising

When recognizing revenue from the sale of advertising units, where Sky sells advertising on television channels owned by third parties, revenue will now be recognized on a gross basis. Prior to the adoption of IFRS 15 on June 30, 2018, Sky recognized this advertising revenue on a net basis. This results in increases to revenue and to other operating and administrative expense of $631 million for the year ended December 31, 2018.

b)	Amounts consist of other immaterial conforming adjustments.

4. Financing Adjustments

To finance the Acquisition, Comcast borrowed approximately $38.8 billion, with the remaining amount of consideration funded using cash on hand for total cash consideration of approximately $39.4 billion (using the exchange rate dates on the purchase dates).

a)

Represents an increase in interest expense of $997 million related to the incremental borrowings for the year ended December 31, 2018. In determining pro forma interest expense, Comcast used the weighted average interest rate of 3.51% for borrowings used to fund the Acquisition. A hypothetical 1/8 percentage point increase/decrease in the weighted average interest rate used would result in an increase/decrease of approximately $19 million in annual pro forma interest expense.

b)	Income tax effects on the financing adjustments were calculated based on the U.S. federal statutory rate of 21% for the year ended December 31, 2018.

5. Purchase Accounting Adjustments

The pro forma statement of income reflects certain Acquisition-related adjustments, which are as follows:

a)	Depreciation Expense

An adjustment of $741 million was made to increase the historical carrying value of property and equipment to derive a total fair value of property and equipment of $4.1 billion. Customer premise equipment made up the largest balance with a fair value of $1.4 billion, with original estimated useful lives of 5 to 7 years. The remaining property and equipment includes network assets, real estate and other machinery and equipment with a fair value of $1.5 billion, with original estimated useful lives ranging from 3 to 40 years. This adjustment resulted in incremental depreciation expense of $91 million for the twelve months ended December 31, 2018.

b)	Amortization Expense

An adjustment of $13.6 billion was made to increase the historical carrying value of other intangible assets, net of accumulated amortization. This adjustment reflects the valuation of intangible assets as follows:

(in millions)				Twelve months ended December 31, 2018
Intangible Asset	Fair Value	Adjustment	Useful Life (in years)	Incremental Amortization
Customer relationships	$9,449	$6,191	6 to 19	$570
Tradenames	$5,833	$5,075	Indefinite	N/A
Developed technology	$4,257	$2,289	4 to 9	$257

Total	$19,539	$13,555		$827

Customer relationships consist of direct to consumer, distributor and advertiser relationships. The amortization of customer relationships is based on the valuation and the estimated lives of customers following the Acquisition date. The estimated customer lives are based on expected customer attrition using the historical churn for Sky. For purposes of this pro forma statement of income, a straight-line method has been applied.

c)	Non-Recurring Transaction-Related Costs

The decrease in other operating and administrative expense reflects $529 million of expenses incurred for transaction-related costs associated with the Acquisition, including the U.K. share acquisition tax, success-based investment banker fees, and elimination of other transaction-related costs recorded in the historical financial statements of Comcast and Sky for the year ended December 31, 2018. These costs are excluded from the pro forma statement of income, as they are non-recurring charges directly attributable to the Acquisition.

d)	Programming and Production Expense

The decrease in programming and production expense for the year ended December 31, 2018 reflects the valuation adjustment of $304 million related to Sky’s contractual obligations.

e)	Income Tax Expense

The income tax expense impact of Sky pro forma adjustments was calculated by applying the applicable statutory rate in effect by jurisdiction to each corresponding pro forma adjustment for the year ended December 31, 2018. The income tax expense impact of Sky IFRS to GAAP adjustments was calculated using an estimated blended statutory tax rate of 20% for the year ended December 31, 2018.

f)	Interest Expense

As a result of the increase in Sky’s fair value of debt, interest expense decreased $53 million for the year ended December 31, 2018.

g)	Earnings per share

The pro forma combined diluted earnings per share presented below for the year ended December 31, 2018 reflects the dilutive effect of Comcast issued replacement share-based compensation awards for unvested awards based in Sky shares that were held by Sky employees at the time of the Acquisition:

(in millions, except per share data)	Year Ended December 31, 2018
Pro forma net income	$12,176
Basic weighted average Comcast shares outstanding	4,584
Pro forma basic earnings per share	$2.66
Diluted weighted average Comcast shares outstanding	4,640
Comcast replacement awards	9
Pro forma diluted weighted average Comcast shares outstanding	4,649
Pro forma diluted earnings per share	$2.62

h)	Intercompany transactions

These adjustments reflect the elimination of intercompany revenue and expenses related to transactions between Comcast, primarily with its wholly-owned subsidiary NBCUniversal Media, LLC, and Sky.

(in millions)	Year Ended December 31, 2018
Revenue	$(177)
Programming and production	$(147)
Other operating and administrative	$(30)

i)	Amounts consist of other immaterial purchase price allocation adjustments.